EXHIBIT 7.2

INVESTMENT BANKING AGREEMENT

       AGREEMENT , made this 31 st   day of October, 2006 by and between,
       The Enlightened Gourmet, Inc., having its principal place of business at 236 Centerbrook, Hamden, CT 06518 hereinafter the "Company" and Charles Morgan Securities Inc., having its principal place of business at 120 Wall St., 16th Fl, New York, NY 10005, hereinafter the ("CMS").

       WHEREAS , the Company desires to retain CMS for investment banking and investment advisory services in connection with the Company's business affairs, and CMS is willing to undertake to provide such services as hereinafter fully set forth:

       W I T N E S S E T H

NOW, THEREFORE , the parties agree as follows:
        1.	Term: Twelve (12) months from the date hereof. This contract is binding on both parties.

        2.	Nature of Services: The Company hereby engages CMS to render the services hereinafter described during the term hereof on a non-exclusive basis (it being understood and agreed that CMS is free to render the same or similar services to any other entity selected by it). However, the Company will exclusively use CMS's services during the term of this Agreement.

(a)	CMS will continue to render all services set forth in the Investment
        Advisory Agreement entered into between the parties.

(b)	CMS will assist the Company in raising funding in accordance with the
        Company's business plan. All efforts by CMS will be on a best efforts basis only.

(c)	CMS will provide advice regarding the sales of securities in private transactions.

(d)	CMS will conduct a initial Private Placement of Convertible Promissory
        Notes for the Company in the amount of $1,500,000 upon terms and conditions as set forth in the Promissory Note annexed hereto as Exhibit A and on the terms and conditions set forth in the Placement Agent Agreement annexed hereto as Exhibit B. This offering will be commenced, on a best efforts basis, in or about October 2006. Compensation will be as set forth below, and as referenced in the Placement Agent Agreement.

(e)	Upon satisfaction of the conditions set forth in the First Offering
       (including the subsequent registration of the stock underlying the Convertible Promissory Notes), CMS will conduct, and the Company will undertake, an additional Private Placement of $1.5 Million dollars of convertible preferred stock for the Company on a best efforts basis
       (with an over-allotment of up to an additional $300,000 upon the mutual consent of the Company and CMS).


(f)	It is anticipated that this Second Offering will take place in or about the period between November 2006 and January 2007.
        This offering will be on one of the following two terms and conditions:

        i.	The Second offering will offer preferred stock convertible into
                25% of the Company's outstanding shares (based upon the number of outstanding shares of the Company after full conversion of all preferred shares). (Of the Convertible Preferred Stock to be offered, 60% will be offered to investors in exchange for the 1.5 Million offering price; while 40% will be paid to CMS as a fee). In connection with the Offering structure, the founders will exchange their 66,000,000 shares of common stock for a new class of preferred stock convertible into 54.3%
                of the total outstanding shares at the time of conversion
               (the non-dilution to be effective for up to 2 years after the date of issuance of the preferred stock).  In the event of this exchange, all common stock shares underlying the conversion rights will be subject to a lock-up for 2 years from the date of issuance of the preferred stock). This will be the terms of the Second Offering provided that at least a majority of the founders representing no less than 55% of the 66 million founder shares agree to the lock up; or

       ii.	If an adequate number of insiders do not elect to accept the above, then the Phase II offering will be a straight $1.5 Million in exchange for 32 million shares of common stock (of which 12.8 million shares would go to CMS as an investment banking fee--
                these shares to CMS will not have registration rights and will be restricted from resale for a period of no
                less than one year).

        3.	Responsibilities of the Company: The Company shall provide  CMS with all financial and business information about the Company as requested by CMS in a timely manner. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with CMS and/or third party designees, subject to reasonable prior notice, pursuant to the request of CMS.

        The Company agrees to honor all restrictions on its use of proceeds raised in these offerings. With regard to the initial $1,500,000, the Company agrees to use these funds as set forth on Schedule A annexed hereto. The balance of funds from the initial offering shall be used for business operations and expansion.

        4.	Compensation:   For services to be provided hereunder, CMS will
                be entitled to compensation and other consideration during the term of the agreement as provided below:

               a.	In connection with the first offering to be conducted by
                        CMS for the Company, the Company shall pay to CMS
                       (to be paid directly from the escrowed funds raised) a
                        commission (the "Cash Commission") equal to ten percent
                       (10%) of the aggregate purchase price of the securities
                        sold to any investor, plus an additional three percent
                       (3%) of the purchase price for non-accountable expenses
                       ("Non-Accountable Expense Fee").

               b.	In connection with CMS's initial offering (the placement of
                        up to $1.5 Million of convertible promissory notes),
                        in addition to the Cash Commission and the
                        Non-Accountable Expense Fee, CMS shall receive
                        placement agent warrants equivalent to 10% of the
                        common shares needed to be issued by the Company to
                        cover the full conversion of the promissory notes to
                        common stock.  These warrants shall be exercisable at
                        6 cents ($0.06) per share. If at the time of the
                        exercise of the warrants, there is not an effective
                        registration statement covering resale of the shares
                        being received upon exercise, then such stock
                        certificate or certificates shall bear an appropriate
                        legend referring to the registration requirements of
                        the Securities Act of 1933; however, in such event,
                        the Company shall prepare and file with the Securities
                        and Exchange Commission within 90 days after
                        Conversion, a registration statement on Form SB-2 or
                        S-1 or such other form as is appropriate in order to
                        register the Converted Shares.  In the event that the
                        Company fails to file a registration statement within
                        90 days as set forth above; or fails to prosecute such
                        registration in good faith, the Company shall be
                        obligated to pay to CMS that number of additional
                        placement agent warrants equal to 2,180,750 multiplied
                        by (the dollar value of the Notes sold in the offering
                        divided by $1,500,000).

               c.	In connection with CMS's second contemplated offering
                       (the placement of $1.5 million of convertible preferred
                        stock--plus any over-allotment), in addition to the Cash Commission, CMS shall be paid the number of shares of convertible preferred stock which would convert into 10% of the Company's outstanding shares
                       (calculated based upon the number of outstanding shares
                        of Common Stock which would exist after full conversion of all convertible securities of the Company, including but not limited to Promissory Notes and Convertible Preferred Shares). [Thus it is contemplated that of the Convertible Preferred Stock to be offered, 60% (representing 15% of the Company) will be offered to investors in exchange for the $1.5 Million (or $1.8 Million with over-allotment) offering price; while 40% will be paid to CMS as a fee.].
                        See also Section 2(f)(ii) for alternative calculation of Common Stock to CMS based upon an alternative deal structure.

       5.	Expenses :  In addition to fees payable hereunder, and without regard to whether any transaction set forth above is consummated, the Company shall reimburse CMS for actual out-of pocket expenses incurred by CMS. CMS shall obtain prior approval of the Company for any expenses to be incurred in excess of $1,500 and may request that the Company pay for
                any direct costs such as printing, photocopying, etc.   The
                Company shall also reimburse the CMS for the costs of all travel and related expenses incurred by the CMS in connection with the performance of its services hereunder. Expenses shall be due and payable when billed and after they have been incurred. The Company shall reimburse CMS for all fees and disbursements of CMS's counsel, which, among other things, shall include, $15,000 for services provided to date in the preparation and negotiation of the transaction documents and for counsel's appointment as the Stock Escrow Agent. The Company shall also pay all expenses in connection with qualifying the securities for sale to the Investors under applicable securities or blue sky laws of the states of the United States (or in obtaining an exemption from such qualification).


        6.	Indemnification :   The Company agrees to save, defend, indemnify
                and hold harmless the CMS from any kind of liabilities, of every kind, nature and description, fixed or contingent
               (including, without limitations,  reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of the services provided hereunder, including but not limited to, by any reason of any breach or failure of observance or performance or untrue or incorrect statement of any term, commitment, representation, warranty, covenant or agreement made by the Company; or by any reason of negligence of the Company regarding or in accordance with any duty, document, obligation, responsibility, or other performance of service arising out of this transaction. In the event that CMS requests indemnification hereunder (the "Indemnified Party"), CMS agrees to notify the Company (the "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect to which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall defend any such claims, threatened or asserted, at its sole expense. The Indemnified Party shall be permitted to choose the legal counsel of its choice to defend any such threatened or asserted claim. The Company shall agree to sign CMS's standard Indemnity Agreement in connection with each transaction undertaken (see form of indemnity agreement attached to Placement Agent Agreement).

        7.	Complete Agreement:  This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

        8 .	Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one Agreement. Facsimile signatures shall be agreed to be as originals and shall be binding with the full force and effect as if they were original signatures.

        9.	Jurisdiction/Venue/Choice of Law .  This Agreement shall be
                construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated exclusively before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested.

        10.	Disclosure:  Any financial or other advice rendered by the CMS pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the CMS unless required by any court, government, or regulatory agency. All non-public information given to the CMS by the Company will be treated by the CMS as confidential information, and the CMS agrees not to make use of such information other than in connection with its performance of this Agreement, provided, however, that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the CMS;
               (ii) was available to  CMS prior to its disclosure to the CMS by the Company, provided that such information is not known by CMS to be subject to another confidentiality agreement with another party; or (iii) becomes available to CMS on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

        11.	Severability :   Whenever possible, each provision of this
                Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not effect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        12.	Notification and Approval :   Prior to the consummation of the
                transactions contemplated by this agreement, the Company agrees not to issue any additional class of stock, option, warrant or convertible security without prior written notification and authorization of CMS.

        13.	Miscellaneous :

               (a)	Neither the CMS nor its affiliates, or their respective
                        officers, directors, employees, agents or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by CMS with respect to the services provided pursuant to, arising out of or relating to this Agreement.

               (b)	All final decisions with respect to consultation, advice
                        and services rendered by the CMS to the Company shall rest exclusively with the Company, and CMS shall not have any right or authority to bind the Company to any obligation or commitment.


Agreed and Accepted on the date first written above, by and between:


CHARLES MORGAN SECURITIES, INC



By: /s/ PAUL E. TABOADA





Paul E. Taboada

President/ CEO


THE ENLIGHTENED GOURMET, INC

By: /s/ ALEXANDER L. BOZZI, III

 Alexander L. Bozzi III

President and Chairman